SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              CHS ELECTRONICS, INC.
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             (Exact name of registrant as specified in its charter)

                FLORIDA                                65-0263022
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        (State of Incorporation                     (I.R.S. Employer
           or Organization)                        Identification No.)

         2000 N.W. 84TH AVENUE
             MIAMI, FLORIDA                              33122
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 (Address of principal executive offices)             (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
Not applicable.

         TITLE OF EACH CLASS                  NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                  EACH CLASS IS TO BE REGISTERED
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                NONE                                       NONE

Securities to be registered pursuant to Section 12(g) of the Act:
PREFERRED STOCK PURCHASE RIGHTS

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange commission by CHS Electronics, Inc. (the "Company") on January 21, 1998 (the "Form 8-A"). The Form 8-A relates to the preferred stock purchase rights (the "Rights") of the Company and the 1998 Preferred Stock Purchase Rights Agreement dated as of January 16, 1998 (the "Original Rights Agreement"), by and between the Company and Interwest Transfer Company, as Rights Agent. The Form 8-A is incorporated herein by reference.

         On March 18, 1999, the Company's Board of Directors approved and adopted an amendment and restatement of the Original Rights Agreement, dated as of March 18, 1999 (as amended and restated, the "Amended Agreement"), a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

         In the Amended Agreement, among other things, the Company has assigned responsibilities for acting as Rights Agent from Interwest Transfer Company to American Stock Transfer & Trust Company. In addition, the Company has eliminated the requirement that Continuing Directors (as defined in the Original Rights Agreement) approve certain actions.

         The Company hereby amends Item 2 to the Form 8-A, deletes paragraph ten of Item 1 in its entirety and amends paragraphs nine and fourteen of Item 1 to read in their entirety as follows:

                   "At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.000001 per Right, payable in cash or shares of Common Stock. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the affirmative vote of at least 80% of the members of the Board of Directors of the Company. After the redemption period has expired, the Company's rights of redemption may be reinstated if the Acquiring Person or Adverse Person reduces his or her beneficial ownership to less than 10% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of at least 80% of the members of the Board of Directors of the Company, the Rights will terminate and the only right which the holders of Rights will thereafter have will be to receive the $.000001 redemption price."

                  "The implementation of the rights plan will not interfere with the day-to-day operations of the Company. The Rights Agreement provides that the Company may not enter into any transaction of the sort enumerated in the "flip-in/flip-out" provisions if, in connection therewith, there are outstanding securities or there are agreements or arrangements intended to counteract the protective provisions of the Rights. For example, the Company may not merge with an acquiring corporation if the acquiring corporation has granted its shareholders rights to purchase its common stock at less than fair market value upon the

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         triggering of flip-over rights in one of its acquisition targets.
         Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company as long as the Rights are then redeemable. When the Rights are not redeemable, the provisions of the Rights Agreement may be amended by the Board only in order to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or make changes which do not affect adversely the interests of holders of Rights; PROVIDED, HOWEVER, that no amendment may change the redemption price or the expiration date of the Rights, and amendments after a person becomes an Acquiring Person or an Adverse Person (other than pursuant to a Qualifying Tender Offer) may be made only if approved by the affirmative vote of at least 80% of the members of the Board of Directors of the Company."

ITEM 2.  EXHIBITS.

         4.1 Amended and Restated 1998 Preferred Stock Purchase Rights Agreement dated as of March 18, 1999, by and between CHS Electronics, Inc. and American Stock Transfer & Trust Company, as Rights Agent.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    CHS ELECTRONICS, INC.

                                    By: /S/ CRAIG TOLL
                                        -------------------------------------
                                            CRAIG TOLL

                                            Executive Vice President-Finance,
                                            Treasurer and Chief Financial
                                            Officer

Dated:  June 4, 1999

                                 EXHIBIT INDEX

EXHIBIT                 DESCRIPTION
-------                 -----------

  4.1 Amended and Restated 1998 Preferred Stock Purchase Rights Agreement dated as of March 18, 1999, by and between CHS Electronics, Inc. and American Stock Transfer & Trust Company, as Rights Agent.